Exhibit 107
CALCULATION OF FILING FEE TABLES
SC TO-I/A
(Form Type)

Kennedy Lewis Capital Company
(Exact Name of Registrant as Specified in its Charter)

Table 1 - Transaction Valuation

Line Item Type	Notes	Transaction Valuation	Fee Rate	Amount of Filing Fee
Fees to be Paid	(1)	$0.00	0.0001381	$0.00
Fees Previously Paid	(2)	$30,740,396.70	0.0001381	$4,245.25
Total Transaction Valuation		$30,740,396.70
Total Fees Due for Filing				$4,245.25
Total Fees Previously Paid				4,245.25
Total Fee Offsets				0.00
Net Fee Due				$0.00

Offering Note(s)

(1)
Calculated at $138.10 per $1,000,000.00 of Transaction Valuation in accordance with Rule 0-11 under the Securities Exchange Act of 1934, as amended, as modified by Fee Rate Advisory No. 1 for fiscal year 2026.

(2)
Calculated as the aggregate maximum purchase price for shares of beneficial interest. The fee of $4,245,25 was paid in connection with the filing of Schedule TO-I by Kennedy Lewis Capital Company (File No. 005-94037) on December 1, 2025 (the “Schedule TO”).